SUBSIDIARIES OF REGISTRANT


                                                  Jurisdiction of
Subsidiaries                                       Incorporation

Audiovox Communications Corp.                     Delaware
Quintex Communications Corp.                      New York
Quintex Mobile Communications Corp.               Delaware
American Radio Corp.                              Georgia
Audiovox Holding Corp.                            New York
Audiovox Canada Limited                           Ontario
Audiovox Communications (Malaysia) Sdn. Bhd.      Malaysia